Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-120841; 333-109915; 333-91330; 333-11530; 333-09134; 333-06098 and to Aladdin Knowledge Systems Ltd. Worldwide 2003 Share Option Plan) of Aladdin Knowledge Systems Ltd. of our report dated June 27, 2006 with respect to the consolidated financial statements of Aladdin Knowledge Systems Ltd. and subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay and Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY and KASIERER
June 27, 2006	A Member of Ernst & Young Global